UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: January 27, 2010

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Pursuant to the terms of the Agreement and Plan of Merger, dated as of December 14, 2009 (the “Merger Agreement”), by and among ON Semiconductor Corporation, a Delaware corporation (“ON Semiconductor”), Pac-10 Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of ON Semiconductor (“Purchaser”), and California Micro Devices Corporation, a Delaware corporation (the “Company”), Purchaser commenced a cash tender offer (the “Offer”) on December 28, 2009, to purchase all of the outstanding shares of the Company’s common stock (the “Shares”) at a price of $4.70 per share, net to the seller in cash, without interest thereon and less any required withholding tax (the “Offer Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 28, 2009, and the related Letter of Transmittal.

The Offer expired at 12:00 midnight, New York City time, on Tuesday, January 26, 2010. On January 27, 2010, ON Semiconductor announced that, based on final information provided by Computershare Trust Company, N.A., the depositary for the Offer (the “Depositary”), 21,257,315 Shares were validly tendered and not withdrawn immediately prior to the expiration of the Offer (plus another 339,156 Shares tendered to the Depositary pursuant to the Offer’s guaranteed delivery procedures), that Purchaser has accepted such validly tendered Shares for payment in accordance with the terms of the Offer and that Purchaser has paid for, or will promptly pay for, such Shares. Following acceptance for payment of such Shares on January 27, 2010, ON Semiconductor and Purchaser owned approximately 90.5% of the outstanding Shares.

On January 27, 2010, pursuant to the terms of the Merger Agreement, ON Semiconductor caused Purchaser to merge with and into the Company (the “Merger”) in accordance with applicable provisions of Delaware law that authorize the completion of the Merger without a vote or meeting of the stockholders of the Company. The Company was the surviving corporation in the Merger and continues to exist as an indirect, wholly-owned subsidiary of ON Semiconductor.

At the effective time of the Merger, each remaining publicly held Share (other than Shares held by ON Semiconductor, the Company or their respective subsidiaries, and other than Shares for which appraisal rights are properly demanded and perfected in accordance with Delaware law) was automatically converted into the right to receive an amount per share equal to the Offer Price (the “Merger Consideration”). Stockholders of the Company immediately prior to the Merger ceased to have any rights as stockholders of the Company other than the right to receive their Merger Consideration and other than the appraisal rights of those stockholders of the Company who have properly demanded appraisal under the Delaware General Corporation Law.

As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the Nasdaq Global Market (“Nasdaq”). Accordingly, on January 27, 2010, at the Company’s request, Nasdaq filed with the U.S. Securities and Exchange Commission (the “SEC”) a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25, thereby effecting the delisting of the Shares from Nasdaq.

The foregoing summary description of the Merger Agreement does not purport to be complete and is entirely qualified by reference to the terms of the Merger Agreement, a copy of which was included as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the SEC on December 15, 2009, and which is incorporated herein by reference.

Item 5.01.	Changes in Control of Registrant.

The disclosure under Item 3.01 is incorporated herein by reference.

As a result of the Merger, a change of control of the Company occurred and the Company has become an indirect, wholly owned subsidiary of ON Semiconductor.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The disclosure under Item 3.01 is incorporated herein by reference.

Pursuant to the terms of the Merger Agreement, all members of the Company’s board of directors resigned immediately prior to the effective time of the Merger. The new directors of the Company are Messrs. Keith D. Jackson and Donald Colvin who are among the executive officers of ON Semiconductor. Mr. Jackson is also a member of the board of directors of ON Semiconductor. It is not anticipated that the Company’s board of directors will have any committees.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The disclosure under Item 3.01 is incorporated herein by reference.

Pursuant to the Merger Agreement, at the effective time of the Merger, the certificate of incorporation of the Company and the bylaws of the Company were amended and restated in their entirety. Copies of the amended and restated certificate of incorporation and the amended and restated bylaws of the Company are filed as Exhibit 3.1 and Exhibit 3.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 3.1 – Amended and Restated Certificate of Incorporation

Exhibit 3.2 – Amended and Restated Bylaws

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on
Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 1st day of February, 2010.

CALIFORNIA MICRO DEVICES CORPORATION (Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
Chief Executive Officer

Exhibit Index

Exhibit	Description

3.1	Exhibit 3.1 – Amended and Restated Certificate of Incorporation

3.2	Exhibit 3.2 – Amended and Restated Bylaws